CONTACT:
Brendon Frey
Brendon.frey@icrinc.com

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES THIRD QUARTER 2025 RESULTS

November 5, 2025 - Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) (The Company) today announced results for the third quarter of 2025.

Third Quarter 2025 Overview
•Revenue declined 15.2% to $132.8 million compared to $156.7 million
•Gross margin decreased to 21.1% compared to 28.0%; 3Q25 gross margin included a one-time 370 basis point impact mostly from the flow through of a temporary 125% tariff rate on Chinese imports
•Operating profit decreased to $2.9 million compared to $10.6 million
•Total debt was $50.0 million for both periods; Net debt was $32.8 million compared to $22.5 million

“We are pleased that our sales trend improved sequentially as retailer purchasing started to normalize during the third quarter following the significant disruption from new tariffs implemented in April,” said R. Scott Tidey, President and Chief Executive Officer. “With trade relations between the U.S. and China improving and tariff rates on certain Chinese imports moderating significantly from the peaks reached in the second quarter, we now have greater clarity into our cost and pricing architecture which has led to the resumption of more normalized ordering patterns. Importantly, in the third quarter we fully absorbed the impact on gross margins from the peak tariff rate and moved forward with a more balanced inventory position. While uncertainty in the marketplace remains, our visibility is improving and we expect that the strength of our brand portfolio, recent sourcing diversification efforts, and pricing actions, will lead to further top-line and margin recovery in the fourth quarter.”

Results of the Third Quarter 2025 Compared to the Third Quarter 2024
Total revenue decreased $23.9 million, or 15.2%, to $132.8 million compared to $156.7 million. The revenue decline was primarily driven by lower volumes in the Company’s U.S. Consumer business, including a delay in orders from one large retailer for most of the third quarter as they assessed inventory and pricing in response to the tariffs implemented by the U.S. in April 2025. Partially offsetting this decline was revenue growth in the Commercial and Health businesses.
Gross profit was $28.0 million, or 21.1% of total revenue, compared to $43.9 million or 28.0% of total revenue. The decrease in gross profit margin is primarily due to the flow through of a one-time incremental tariff cost of $5.0 million, which negatively impacted margin by 370 basis points. Most of these costs were from a temporary spike in tariff rates on imports from China to 125%. Additionally, a delay between tariff related rising costs and the effective date of pricing adjustments temporarily reduced our margins during the third quarter.
Selling, general and administrative expenses (SG&A) decreased to $25.1 million compared to $33.3 million. The decrease was primarily driven by $6.8 million of lower personnel costs, including reduced stock-based compensation expense due to changes in stock price and benefits associated with the restructuring actions taken by management in the second quarter.
Operating profit was $2.9 million compared to $10.6 million.
Income before taxes was $2.0 million compared to $2.7 million. The prior year period included a one-time non-cash charge of $7.6 million related to the termination of the Company’s pension plan.
Income tax expense was $0.4 million compared to $0.7 million in the prior year period.
Net income was $1.7 million, or $0.12 per diluted share, compared to $1.9 million, or $0.14 per diluted share.

Cash Flow and Debt
For the nine months ended September 30, 2025, net cash used for operating activities was $14.6 million, compared to $35.2 million cash provided for the nine months ended September 30, 2024. The decline was primarily driven by a $27.5 million reduction in accounts payable due to lower purchasing activity from decreased sales volume and inventory turnover, as well as shorter payment terms with new suppliers under the Company’s China diversification initiatives.
For the three months ended September 30, 2025, the Company repurchased 39,333 shares of its Class A common stock at prevailing market prices for an aggregate purchase amount of $0.6 million and paid $1.6 million in dividends during the third quarter of 2025.
On September 30, 2025, net debt was $32.8 million compared to net debt of $22.5 million on September 30, 2024. Net debt is defined as total debt minus cash and cash equivalents and highly liquid short-term investments.

Outlook
As a result of the increased uncertainty caused by higher tariffs recently imposed by the United States, particularly in China, the Company believes it is prudent to maintain its recently implemented practice of not providing specific guidance on its business outlook.

Conference Call
The Company will conduct an earnings conference call and webcast on Wednesday, November 5, 2025, at 4:30 p.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 646-960-0369. Conference ID: 1809480. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of brand name small electric household and specialty housewares appliances, and commercial products for restaurants, fast food chains, bars, and hotels, and is a provider of connected devices and software for healthcare management. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Weston®, and TrueAir®, as well as premium brands Hamilton Beach Professional® and Lotus®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. The Company licenses the brands for CHI® premium garment care products, CloroxTM home appliances, and Brita HubTM countertop electric water filtration appliances. The Company has multiyear agreements to design, sell, market, and distribute Bartesian® cocktail makers and Numilk® plant-based milk makers. The Company’s Hamilton Beach Health subsidiary is focused on expanding the Company’s participation in the home health and medical markets. In 2024, Hamilton Beach Health acquired HealthBeacon, a medical technology firm that specializes in developing connected devices, and strategic partner of the Company since 2021. For more information about Hamilton Beach Brands Holding Company, visit www.hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) uncertain or unfavorable global economic conditions and impacts from tariffs, inflation, rising interest rates, recessions or economic slowdowns; (2) changes in costs, including transportation costs and tariffs, of sourced products; (3) the Company’s ability to source and ship products to meet anticipated demand; (4) changes in or unavailability of quality or cost effective suppliers; (5) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (6) delays in delivery of sourced products; (7) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances; (8) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers; (9) bankruptcy of or loss of major retail customers or suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) customer acceptance of changes in costs of or delays in the development of new products; (13) product liability, regulatory actions or other litigation, warranty claims or returns of products; (14) increased competition, including consolidation within the industry; (15) changes in customers’ inventory management strategies; (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; (18) the Company’s ability to identify, acquire or develop, and successfully integrate, new businesses or new product lines; and (19) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2024. Furthermore, the future impact of unfavorable economic conditions, including inflation, changing interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, we cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on our business, results of operations, cash flows and financial position.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2025	2024	2025	2024
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$132,779	$156,667	$393,921	$441,184
Cost of sales	104,753	112,765	297,993	326,732
Gross profit	28,026	43,902	95,928	114,452
Selling, general and administrative expenses	25,075	33,251	84,560	94,595
Amortization of intangible assets	77	31	233	224
Operating profit (loss)	2,874	10,620	11,135	19,633
Interest (income) expense, net	224	59	273	330
Pension termination expense	—	7,595	—	7,595
Other (income) expense, net	625	298	294	1,354
Income (loss) before income taxes	2,025	2,668	10,568	10,354
Income tax expense (benefit)	372	732	2,657	3,594
Net income (loss)	$1,653	$1,936	$7,911	$6,760

Basic and diluted earnings (loss) per share	$0.12	$0.14	$0.58	$0.48

Basic weighted average shares outstanding	13,488	13,852	13,591	14,042
Diluted weighted average shares outstanding	13,508	13,863	13,610	14,056

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	SEPTEMBER 30 2025	DECEMBER 31 2024	SEPTEMBER 30 2024
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$17,175	$45,644	$22,602
Trade receivables, net	83,805	117,068	99,049
Inventory	174,801	124,904	164,802
Prepaid expenses and other current assets	15,466	16,103	18,912
Total current assets	291,247	303,719	305,365
Property, plant and equipment, net	33,172	34,401	35,238
Right-of-use lease assets	35,693	36,049	36,627
Goodwill	7,099	7,099	7,099
Other intangible assets, net	2,160	2,101	2,179
Deferred income taxes	7,556	6,693	2,187
Deferred costs	2,665	16,156	15,434
Other non-current assets	12,790	8,849	4,540
Total assets	$392,382	$415,067	$408,669
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$106,458	$104,161	$128,489
Revolving credit agreements	—	—	50,000
Accrued compensation	8,800	18,792	12,622
Accrued product returns	6,452	7,876	6,616
Lease liabilities	5,497	5,193	5,584
Other current liabilities	8,409	18,098	10,130
Total current liabilities	135,616	154,120	213,441
Revolving credit agreements	50,000	50,000	—
Lease liabilities, non-current	37,628	39,008	39,528
Other long-term liabilities	5,090	6,036	5,749
Total liabilities	228,334	249,164	258,718
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—	—
Class A Common stock	118	115	115
Class B Common stock	36	36	36
Capital in excess of par value	79,242	76,668	77,779
Treasury stock	(34,124)	(26,202)	(21,878)
Retained earnings	126,953	123,863	101,430
Accumulated other comprehensive loss	(8,177)	(8,577)	(7,531)
Total stockholders’ equity	164,048	165,903	149,951
Total liabilities and stockholders’ equity	$392,382	$415,067	$408,669

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30
	2025	2024
	(In thousands)
Operating activities
Net income (loss)	$7,911	$6,760
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	3,772	3,744
Stock compensation expense	2,577	7,381
Pension termination expense	—	7,595
Other	(1,570)	3,206
Net changes in operating assets and liabilities:
Trade receivables	35,351	34,599
Inventory	(47,634)	(43,687)
Other assets	10,856	(3,321)
Accounts payable	1,882	29,425
Other liabilities	(27,786)	(10,525)
Net cash provided by (used for) operating activities	(14,641)	35,177
Investing activities
Expenditures for property, plant and equipment	(2,228)	(2,347)
Acquisition of business, net of cash acquired	—	(7,412)
Issuance of secured loan	—	(600)
Repayment of secured loan	—	2,205
Purchase of U.S. Treasury bill	—	(4,884)
Other	(278)	—
Net cash provided by (used for) investing activities	(2,506)	(13,038)
Financing activities
Cash dividends paid	(4,821)	(4,728)
Purchase of treasury stock	(7,922)	(9,865)
Net cash provided by (used for) financing activities	(12,743)	(14,593)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	541	(390)
Cash, cash equivalents and restricted cash
Increase (decrease) for the period	(29,349)	7,156
Balance at the beginning of the period	46,524	16,379
Balance at the end of the period	$17,175	$23,535

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$17,175	$22,602
Restricted cash included in prepaid expenses and other current assets	—	63
Restricted cash included in other non-current assets	—	870
Total cash, cash equivalents and restricted cash	$17,175	$23,535

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures: Net (Cash) Debt

Net (cash) debt is a non-GAAP financial measure that management uses in evaluating financial position. Net (cash) debt is defined as long-term debt less cash and cash equivalents and highly liquid short-term investments. Management believes net (cash) debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

	SEPTEMBER 30 2025	DECEMBER 31 2024	SEPTEMBER 30 2024
	(In millions)
Total debt	$50.0	$50.0	$50.0
Less: cash and cash equivalents	$(17.2)	$(45.6)	$(22.6)
Less: highly liquid short-term investments (1)	$—	$(5.0)	$(4.9)
Net (cash) debt	$32.8	$(0.6)	$22.5

(1) Investments with original maturities greater than 3 months but less than one year are included in prepaid expenses and other current assets on the balance sheet. If the original maturity is 3 months or less it is included within cash and cash equivalents.